Exhibit 2.1

TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is made and entered into as of October 25, 2021, by and between Modine Manufacturing Company, a Wisconsin corporation (“Seller Parent”), and Dana Incorporated, a Delaware corporation (“Buyer Parent”).

Recitals

Whereas, Seller Parent and Buyer Parent entered into that certain Securities and Asset Purchase Agreement, dated as of November 2, 2020 (the “Purchase Agreement”); and

Whereas, Seller Parent and Buyer Parent wish to terminate the Purchase Agreement.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged and agreed, the parties hereby agree as follows:

1.          Termination of the Purchase Agreement.  Seller Parent and Buyer Parent hereby agree that, effective as of the date hereof and in accordance with Section 10.01(a) of the Purchase Agreement, the Purchase Agreement is terminated and shall be of no further legal force or effect, except as provided in Section 10.02 of the Purchase Agreement.

2.          Miscellaneous.

(a)          Amendment.  This Termination Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by each party hereto in the same manner (but not necessarily by the same individuals) as this Termination Agreement and which makes reference to this Termination Agreement.

(b)          Governing Law.  This Termination Agreement, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Termination Agreement, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Delaware, including its statutes of limitation, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(c)          Counterparts.  This Termination Agreement may be executed in two or more counterparts and by DocuSign, PDF, facsimile or other electronically transmitted signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have hereunto caused this Termination Agreement to be duly executed as of the date first above written.

MODINE MANUFACTURING COMPANY

By:	/s/ Michael B. Lucareli
Name:	Michael B. Lucareli
Title:	Executive Vice President, CFO

DANA INCORPORATED

By:	/s/ Timothy R. Kraus
Name:	Timothy R. Kraus
Title:	Senior Vice President, Treasurer

[Signature Page to Termination Agreement]